SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, DC 20549

                           FORM 12B-25

                                 Commission File Number 000-22289


                     NOTIFICATION OF LATE FILING

(Check One):[X] Form 10-K [ ] Form 11-K [ ] Form 20-F
[ ] Form 10-Q  [  ] Form N-SAR

        For Period Ended:   1/31/97
[ ] Transition Report on Form 10-K [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

        For the Transition Period Ended:_______________________

        Read attached instruction sheet before preparing form.
        Please print or type.

        Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

        If the notification relates to a portion of the filing
checked above, identify the item(s) to which the notification relates:
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                                  PART I
                          REGISTRANT INFORMATION

Full name of registrant   Wherehouse Entertainment, Inc.

Former name if applicable
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Address of principal executive office (Street and number)
                  19701 Hamilton Avenue
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City, state and zip code   Torrance, California 90502
                          ----------------------------


                                PART II
                        RULE 12B-25 (B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check appropriate box.)

[ ]    (a) The reasons described in reasonable detail in
           Part III of this form could not be eliminated without unreasonable effort or expense;

[X]    (b) The subject annual report, semi-annual report,
           transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]    (c) The accountant's statement or other exhibit required
           by Rule 12b-25(c) has been attached if applicable.


                              PART III
                             NARRATIVE

The Company has experienced delays in compiling the information necessary to complete the preparation of its audited financial statements.

The Form 10-K for the 12 months ended January 31, 1997 will be filed on or before May 15, 1997.

                               PART IV
                          OTHER INFORMATION

     (1)  Name and telephone number of person to contact in
regard to this notification
  Eliot Cobb           (310)        538-2314  ext. 2312
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(Name)                (Area Code)   (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                          [X] Yes    [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                          [ ] Yes    [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                Wherehouse Entertainment, Inc.
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         (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date __4/30/97__                       By__/s/ Eliot Cobb ________
                                          Eliot Cobb, Treasurer